Exhibit 107 CALCULATION OF FILING FEE TABLE FORM S-8 (Form Type) GOHEALTH, INC. (Exact Name of Registrant as Specified in its Charter) Table I: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered(1) Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Class A Common Stock, par value $0.0001 per share Rule 457(c) and 457(h) 225,000 $5.93(2) $1,334,250.00 0.00015310 $204.27 Total Offering Amounts $1,334,250.00 $204.27 Total Fee Offsets $— Net Fee Due $204.27 (1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), of GoHealth, Inc. (the “Company”) that become issuable under the Company’s Second Amended and Restated 2020 Incentive Award Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock. (2) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Unit for shares available for future grant is the average of the high and low prices for the registrant’s Common Stock as reported on The Nasdaq Global Market on July 11, 2025.